Exhibit 99.1

REALTY INCOME ANNOUNCES OPERATING RESULTS FOR
THE THREE MONTHS AND YEAR ENDED DECEMBER 31, 2024

SAN DIEGO, CALIFORNIA, February 24, 2025....Realty Income Corporation (Realty Income, NYSE: O), The Monthly Dividend Company®, today announced operating results for the three months and year ended December 31, 2024. All per share amounts presented in this press release are on a diluted per common share basis unless stated otherwise.
COMPANY HIGHLIGHTS:
For the three months ended December 31, 2024:
•Net income available to common stockholders was $199.6 million, or $0.23 per share
•Adjusted Funds from Operations ("AFFO") per share increased 4.0% to $1.05 per share, compared to the three months ended December 31, 2023
•Invested $1.7 billion at an initial weighted average cash yield of 7.1%
•Net Debt to Annualized Pro Forma Adjusted EBITDAre was 5.4x
•Raised $947.8 million from the sale of common stock, primarily through our At-The-Market (ATM) program, at a weighted average price of $58.12
•Achieved a rent recapture rate of 107.4% on properties re-leased

For the year ended December 31, 2024:
•Net income available to common stockholder was $847.9 million, or $0.98 per share
•AFFO increased 4.8% to $4.19 per share, compared to the year ended December 31, 2023
•Invested $3.9 billion at an initial weighted average cash yield of 7.4%
•Raised $1.8 billion from the sale of common stock, primarily through our At-The-Market (ATM) program, at a weighted average price of $58.33
•Achieved a rent recapture rate of 105.6% on properties re-leased

Events subsequent to December 31, 2024:
•In February 2025, our Board of Directors authorized a share repurchase program for up to $2.0 billion in shares

CEO Comments
“I am pleased with our performance in 2024 as we delivered a 4.8% increase in AFFO per share, representing our 14th consecutive year of annual AFFO per share growth,” said Sumit Roy, Realty Income's President and Chief Executive Officer. “Throughout the year, we remained disciplined in our capital deployment strategy, culminating in a successful fourth quarter of high-quality investment activity that was prefunded at attractive investment spreads. Our deep access to capital, global reach for proprietary acquisition opportunities, and track record utilizing predictive analytics tools to enhance portfolio management capabilities represent inherent advantages of our unique business model. Looking forward, we have positioned our platform for continued growth and dependable, long-term returns for our shareholders.”

Select Financial Results
The following summarizes our select financial results (dollars in millions, except per share data):

	Three months ended December 31,		Years ended December 31,
	2024	2023	2024	2023
Total revenue	$1,340.3	$1,076.3	$5,271.1	$4,079.0
Net income available to common stockholders (1) (2)	$199.6	$218.4	$847.9	$872.3
Net income per share	$0.23	$0.30	$0.98	$1.26
Funds from operations available to common stockholders (FFO) (3)	$897.9	$713.7	$3,467.7	$2,822.1
FFO per share	$1.02	$0.98	$4.01	$4.07
Normalized funds from operations available to common stockholders (Normalized FFO) (3)	$888.7	$723.6	$3,564.0	$2,836.6
Normalized FFO per share	$1.01	$1.00	$4.12	$4.09
Adjusted funds from operations available to common stockholders (AFFO) (3)	$921.9	$731.0	$3,621.4	$2,774.9
AFFO per share	$1.05	$1.01	$4.19	$4.00
(1) The calculation to determine net income attributable to common stockholders includes provisions for impairment, gain on sales of real estate, and foreign currency gain and loss. These items can vary from quarter to quarter and can significantly impact net income available to common stockholders and period to period comparisons.
(2) Our financial results during the three months and year ended December 31, 2024 were impacted by the following: (i) merger, transaction, and other costs, net of $(9.2) million and $96.3 million, respectively, and (ii) provisions for impairment of $143.0 million and $425.8 million, respectively.
(3) FFO, Normalized FFO, and AFFO are non-GAAP financial measures. Normalized FFO is based on FFO and adjusted to exclude merger, transaction, and other costs, net and AFFO further adjusts Normalized FFO for unique revenue and expense items. Please see the Glossary for our definitions and explanations of how we utilize these metrics. Please see pages 9 and 10 herein for reconciliations to the most directly comparable GAAP measure.

Dividend Increases
In December 2024, we announced the 109th consecutive quarterly dividend increase, which is the 128th increase since our listing on the NYSE in 1994. The annualized dividend amount as of December 31, 2024 was $3.168 per share. The amount of monthly dividends paid per share increased 2.5% to $3.126 in 2024, as compared to $3.051 in 2023, representing 74.6% of our diluted AFFO per share of $4.19 during the year ended December 31, 2024.
In February 2025, we announced an increase in our monthly dividend to $0.268, to be paid in March 2025, which represents a 1.5% month-on-month increase as compared to the February 2025 dividend of $0.264, and a 4.5% year-on-year increase compared to the March 2024 dividend of $0.2565.

Real Estate Portfolio Update
As of December 31, 2024, we owned or held interests in 15,621 properties, which were leased to 1,565 clients doing business in 89 industries. Our diversified portfolio of commercial properties under long-term, net lease agreements is actively managed with a weighted average remaining lease term of approximately 9.3 years. Our portfolio of commercial real estate has historically provided dependable rental revenue supporting the payment of monthly dividends. As of December 31, 2024, portfolio occupancy was 98.7% with 205 properties available for lease or sale, as compared to 98.7% as of September 30, 2024 and 98.6% as of December 31, 2023. Our property-level occupancy rates exclude properties with ancillary leases only, such as cell towers and billboards, and properties with possession pending and include properties owned by unconsolidated joint ventures. Below is a summary of our portfolio activity for the periods indicated below:

Changes in Occupancy

Three months ended December 31, 2024
Properties available for lease at September 30, 2024	196
Lease expirations (1)	286
Re-leases to same client	(197)
Re-leases to new client	(24)
Vacant dispositions	(56)
Properties available for lease at December 31, 2024	205

Year ended December 31, 2024
Properties available for lease at December 31, 2023	193
Lease expirations (1)	928
Re-leases to same client	(638)
Re-leases to new client	(56)
Vacant dispositions	(222)
Properties available for lease at December 31, 2024	205
(1)Includes scheduled and unscheduled expirations (including leases rejected in bankruptcy), as well as future expirations resolved in the periods indicated above.
During the three months ended December 31, 2024, the new annualized contractual rent on re-leases was $52.5 million, as compared to the previous annual rent of $48.9 million on the same units, representing a rent recapture rate of 107.4% on the units re-leased. Please see the Glossary for our definition of annualized contractual rent.
During the year ended December 31, 2024, the new annualized contractual rent on re-leases was $184.0 million, as compared to the previous annual rent of $174.2 million on the same units, representing a rent recapture rate of 105.6% on the units re-leased.

Investment Summary
The following table summarizes our investments in the U.S. and Europe for the periods indicated below:

	Number of Properties	Investment ($ in millions)	Leasable Square Feet (in thousands)	Initial Weighted Average Cash Yield (1)	Weighted Average Term (Years)
Three months ended December 31, 2024
Acquisitions - U.S. real estate	200	$988.6	1,165	6.4%	14.1
Acquisitions - Europe real estate	33	327.6	1,806	6.8%	7.5
Total real estate acquisitions	233	$1,316.2	2,971	6.5%	12.4
Real estate properties under development (2)	75	149.4	4,776	7.6%	14.7
Other investments (3)	—	254.2	—	10.1%	6.0
Total investments (4)	308	$1,719.8	7,747	7.1%	11.3

Year ended December 31, 2024
Acquisitions - U.S. real estate	287	$1,402.9	3,535	6.7%	13.9
Acquisitions - Europe real estate	62	1,072.0	4,263	7.5%	6.9
Total real estate acquisitions	349	$2,474.9	7,798	7.0%	10.7
Real estate properties under development (2)	197	757.1	7,458	7.4%	15.0
Other investments (3)	—	631.7	—	8.9%	6.0
Total investments (5)	546	$3,863.7	15,256	7.4%	10.6
(1)Initial Weighted Average Cash Yield is a supplemental operating measure. Cash Income used in the calculation of Initial Weighted Average Cash Yield for investments for the three months and year ended December 31, 2024 includes $0.3 million and $1.5 million, respectively, received as settlement credits as reimbursement of free rent periods. Please see the Glossary for our definitions of Initial Weighted Average Cash Yield and Cash Income.
(2) The three months ended December 31, 2024 includes £36.1 million of Sterling-denominated investments, €21.2 million of Euro-denominated investments, and $7.8 million of investments in unconsolidated joint ventures, converted at the applicable exchange rates on the funding dates. The year ended December 31, 2024 includes £86.6 million of Sterling-denominated investments, €60.1 million of Euro-denominated investments, and $66.5 million of investments in unconsolidated joint ventures, converted at the applicable exchange rates on the funding dates.
(3) The three months and year ended December 31, 2024 include £200.0 million and £500.0 million, respectively, of Sterling-denominated investments in senior secured notes.
(4) Clients we have invested in are 95.7% retail, 4.2% industrial, and 0.1% other based on cash income. Approximately 57% of the annualized cash income generated from acquisitions was from investment grade rated clients, their subsidiaries or affiliated companies at the date of acquisition. Please see the Glossary for our definition of Investment Grade Clients and Cash Income.
(5) Clients we have invested in are 89.9% retail, 8.6% industrial, and 1.5% other based on cash income. Approximately 38% of the annualized cash income generated from acquisitions was from investment grade rated clients, their subsidiaries or affiliated companies at the date of acquisition.
Same Store Rental Revenue
The following summarizes our same store rental revenue for 13,397 and 11,479 properties under lease for the three months and year ended December 31, 2024, respectively (dollars in millions):

	Three months ended December 31,		Years ended December 31,		% Increase
	2024	2023	2024	2023	Three Months	Year
Same store rental revenue	$992.8	$985.2	$3,319.1	$3,302.4	0.8%	0.5%

For purposes of comparability, same store rental revenue is presented on a constant currency basis using the applicable exchange rate as of December 31, 2024. None of the properties in France, Germany, Ireland or Portugal met our Same Store Pool definition for the periods presented. Beginning with the second quarter of 2024, properties acquired through the merger with Spirit Realty Capital, Inc. ("Spirit") were considered under each element of our Same Store Pool criteria, except for the requirement that the property be owned for the full comparative period. If the property was owned by Spirit for the full comparative period and each of the other criteria were met, the property was included in our Same Store Pool. Accordingly, Spirit properties have been included in the Same Store Pool for the quarter and have been excluded for the year-to-date calculation. Please see the Glossary to see definitions of our Same Store Pool and Same Store Rental Revenue.

Property Dispositions
The following summarizes our property dispositions (dollars in millions):

	Three months ended December 31, 2024	Year ended December 31, 2024
Properties sold	80	294
Net sales proceeds	$138.1	$589.5
Gain on sale of real estate	$25.0	$117.3
Liquidity and Capital Markets

Capital Raising
During the three months ended December 31, 2024, we raised $947.8 million of proceeds from the sale of common stock at a weighted average price of $58.12 per share, primarily through the sale of approximately 16.3 million shares of common stock pursuant to forward sale agreements through our ATM program. As of December 31, 2024, there were approximately 1.8 million shares of unsettled common stock subject to forward sale agreements through our ATM program, representing approximately $91.8 million in expected net proceeds and a weighted average initial gross price of $53.32 per share. ATM net sale proceed amounts assume full physical settlement of all outstanding shares of common stock, subject to such forward sale agreements and certain assumptions made with respect to settlement dates.
Liquidity
As of December 31, 2024, we had $3.7 billion of liquidity, which consists of cash and cash equivalents of $445.0 million, unsettled ATM forward equity of $91.8 million, and $3.1 billion of availability under our $4.25 billion unsecured revolving credit facility, net of $1.1 billion of borrowing on the revolving credit facility and after deducting $67.3 million in borrowings under our commercial paper programs. We use our unsecured revolving credit facility as a liquidity backstop for the repayment of the notes issued under our commercial paper programs.
In February 2025, our Board of Directors authorized a share repurchase program for up to $2.0 billion in shares of our common stock, which will expire in January 2028. Repurchases under the repurchase program may be made at management’s discretion from time to time using a variety of methods, which may include open market purchases, privately negotiated transactions, Rule 10b5-1 plans or otherwise, all in accordance with the rules of the SEC and other applicable legal requirements. The share repurchase program does not obligate us to acquire any particular amount of common stock, and the repurchase program may be suspended or discontinued at any time at our discretion.
Earnings Guidance
Summarized below are approximate estimates of the key components of our 2025 earnings guidance:

Net income per share (1)	$1.52 - $1.58
Real estate depreciation per share	$2.68
Other adjustments per share (2)	$0.02
AFFO per share (3)	$4.22 - $4.28
Same store rent growth	Approx 1.0%
Occupancy	Over 98%
Cash G&A expenses (% of revenues) (4)(5)	Approx 3.0%
Property expenses (non-reimbursable) (% of revenues) (4)	1.4% - 1.7%
Income tax expenses	$80 - $90 million
Investment volume	Approx $4.0 billion

(1) Net income per share excludes impairments and future foreign currency or derivative gains or losses due to the inherent unpredictability of forecasting these items.
(2) Includes gain on sales of properties and merger, transaction, and other costs, net.
(3) AFFO per share excludes merger, transaction, and other costs, net.
(4) Revenue excludes contractually obligated reimbursements by our clients. Cash G&A expenses exclude stock-based compensation expense.
(5) G&A expenses inclusive of stock-based compensation expense as a percentage of rental revenue, excluding reimbursements, is expected to be approximately 3.4% - 3.7% in 2025.

Conference Call Information
In conjunction with the release of our operating results, we will host a conference call on February 25, 2025 at 11:00 a.m. PDT to discuss the operating results. To access the conference call, dial (833) 816-1264 (United States) or (412) 317-5632 (International). When prompted, please ask for the Realty Income conference call.
A telephone replay of the conference call can also be accessed by calling (877) 344-7529 (United States) or (412) 317-0088 (International) and entering the conference ID 4880545. The telephone replay will be available through March 4, 2025.
A live webcast will be available in listen-only mode by clicking on the webcast link on the company’s home page at www.realtyincome.com. A replay of the conference call webcast will be available approximately one hour after the conclusion of the live broadcast. No access code is required for this replay.
Supplemental Materials and Sustainability Report
Supplemental Operating and Financial Data for the three months and year ended December 31, 2024 is available on our corporate website at www.realtyincome.com/investors/quarterly-and-annual-results.
The Sustainability Report for the year ended December 31, 2023 is available on our corporate website at https://realtyincome.com/sustainability/esg-reporting. Our Green Financing Framework is also available on our corporate website at https://realtyincome.com/sustainability/green-financing-framework.
About Realty Income
Realty Income (NYSE: O), an S&P 500 company, is real estate partner to the world's leading companies. Founded in 1969, we invest in diversified commercial real estate and, as of December 31, 2024, have a portfolio of over 15,600 properties in all 50 U.S. states, the U.K., and six other countries in Europe. We are known as “The Monthly Dividend Company®” and have a mission to invest in people and places to deliver dependable monthly dividends that increase over time. Since our founding, we have declared 656 consecutive monthly dividends and are a member of the S&P 500 Dividend Aristocrats® index for having increased our dividend for the last 30 consecutive years. Additional information about the company can be found at www.realtyincome.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. When used in this press release, the words “estimated,” “anticipated,” “expect,” “believe,” “intend,” “continue,” “should,” “may,” “likely,” “plans,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements include discussions of our business and portfolio; growth strategies and intentions to acquire or dispose of properties (including geographies, timing, partners, clients and terms); re-leases, re-development and speculative development of properties and expenditures related thereto; future operations and results; the announcement of operating results, strategy, plans, and the intentions of management; guidance; statements made regarding our share repurchase program; settlement of shares of common stock sold pursuant to forward sale confirmations under our ATM program; dividends, including the amount, timing and payments of dividends; and trends in our business, including trends in the market for long-term leases of freestanding, single-client properties. Forward-looking statements are subject to risks, uncertainties, and assumptions about us, which may cause our actual future results to differ materially from expected results. Some of the factors that could cause actual results to differ materially are, among others, our continued qualification as a real estate investment trust; general domestic and foreign business, economic, or financial conditions; competition; fluctuating interest and currency rates; inflation and its impact on our clients and us; access to debt and equity capital markets and other sources of funding (including the terms and partners of such funding); continued volatility and uncertainty in the credit markets and broader financial markets; other risks inherent in the real estate business including our clients' solvency, client defaults under leases, increased client bankruptcies, potential liability relating to environmental matters, illiquidity of real estate investments, and potential damages from natural disasters; impairments in the value of our real estate assets; changes in domestic and foreign income tax laws and rates; property ownership through co-investment ventures, funds, joint ventures, partnerships and other arrangements which may transfer or limit our control of the underlying investments; epidemics or pandemics including measures taken to limit their spread, the impacts on us, our business, our clients, and the economy generally; the loss of key personnel; the outcome of any legal proceedings to which we are a party or which may occur in the future; acts of terrorism and war; the anticipated benefits from mergers and acquisitions; and those additional risks and factors discussed in our reports filed with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements. Forward-looking statements are not guarantees of future plans and performance and speak only as of the date of this press release. Actual plans and operating results may differ materially from what is expressed or forecasted in this press release and forecasts made in the forward-looking statements discussed in this press release might not materialize. We do not undertake any obligation to update forward-looking statements or publicly release the results of any forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

Investor Relations:
Steve Bakke
Senior Vice President, Corporate Finance
+1 858 284 5425
sbakke@realtyincome.com

Kelsey Mueller
Vice President, Investor Relations
+1 858 284 5023
kmueller@realtyincome.com

CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts) (unaudited)

	Three months ended December 31,		Years ended December 31,
	2024	2023	2024	2023
REVENUE
Rental (including reimbursable) (1)	$1,279,698	$1,028,710	$5,043,748	$3,958,150
Other	60,601	47,575	227,394	120,843
Total revenue	1,340,299	1,076,285	5,271,142	4,078,993
EXPENSES
Depreciation and amortization	606,671	475,856	2,395,644	1,895,177
Interest	268,149	208,313	1,016,955	730,423
Property (including reimbursable)	96,309	81,883	377,675	316,964
General and administrative	49,114	38,015	176,895	144,536
Provisions for impairment	142,966	27,281	425,833	87,082
Merger, transaction, and other costs, net	(9,176)	9,932	96,292	14,464
Total expenses	1,154,033	841,280	4,489,294	3,188,646
Gain on sales of real estate	24,985	5,992	117,275	25,667
Foreign currency and derivative gain (loss), net	535	(18,371)	3,420	(13,414)
Equity in earnings of unconsolidated entities	2,353	2,135	7,793	2,546
Other income, net	7,313	10,804	23,606	23,789
Income before income taxes	221,452	235,565	933,942	928,935
Income taxes	(20,102)	(15,803)	(66,601)	(52,021)
Net income	201,350	219,762	867,341	876,914
Net income attributable to noncontrolling interests	(1,738)	(1,357)	(6,569)	(4,605)
Net income attributable to the Company	199,612	218,405	860,772	872,309
Preferred stock dividends	—	—	(7,763)	—
Excess of redemption value over carrying value of preferred shares redeemed	—	—	(5,116)	—
Net income available to common stockholders	$199,612	$218,405	$847,893	$872,309
Funds from operations available to common stockholders (FFO)	$897,917	$713,716	$3,467,659	$2,822,138
Normalized funds from operations available to common stockholders (Normalized FFO)	$888,741	$723,648	$3,563,951	$2,836,602
Adjusted funds from operations available to common stockholders (AFFO)	$921,920	$731,034	$3,621,437	$2,774,870
Amounts available to common stockholders per common share:
Net income, basic and diluted	$0.23	$0.30	$0.98	$1.26
FFO per common share:
Basic	$1.03	$0.98	$4.02	$4.08
Diluted	$1.02	$0.98	$4.01	$4.07
Normalized FFO per common share:
Basic	$1.01	$1.00	$4.13	$4.10
Diluted	$1.01	$1.00	$4.12	$4.09
AFFO per common share:
Basic	$1.05	$1.01	$4.20	$4.01
Diluted	$1.05	$1.01	$4.19	$4.00
Cash dividends paid per common share	$0.7905	$0.7680	$3.1255	$3.0510
(1) Includes rental revenue (reimbursable) of $75.5 million and $65.6 million for the three months ended December 31, 2024 and 2023, respectively, and $303.1 million and $274.2 million for the year ended December 31, 2024 and 2023, respectively. Additionally, it includes reserves to rental revenue, exclusive of non-cash reserves, of $8.1 million and $24.3 million for the three months and year ended December 31, 2024, respectively, and reserves to rental revenue of $2.5 million and reserve reversals to rental revenue of $4.5 million, exclusive of non-cash reserves, for the three months and year ended December 31, 2023, respectively.

FUNDS FROM OPERATIONS (FFO) AND NORMALIZED FUNDS FROM OPERATIONS (Normalized FFO)
(in thousands, except per share amounts) (unaudited)

FFO and Normalized FFO are non-GAAP financial measures. Please see the Glossary for our definitions and explanations of how we utilize these metrics.

	Three months ended December 31,		Years ended December 31,
	2024	2023	2024	2023

Net income available to common stockholders	$199,612	$218,405	$847,893	$872,309
Depreciation and amortization	606,671	475,856	2,395,644	1,895,177
Depreciation of furniture, fixtures and equipment	(952)	(583)	(2,857)	(2,239)
Provisions for impairment of real estate	110,480	22,407	319,032	82,208
Gain on sales of real estate	(24,985)	(5,992)	(117,275)	(25,667)
Proportionate share of adjustments for unconsolidated entities	8,418	4,670	29,124	4,205
FFO adjustments allocable to noncontrolling interests	(1,327)	(1,047)	(3,902)	(3,855)
FFO available to common stockholders	$897,917	$713,716	$3,467,659	$2,822,138
FFO allocable to dilutive noncontrolling interests	2,209	1,386	6,611	5,552
Diluted FFO	$900,126	$715,102	$3,474,270	$2,827,690

FFO available to common stockholders	$897,917	$713,716	$3,467,659	$2,822,138
Merger, transaction, and other costs, net (1)	(9,176)	9,932	96,292	14,464
Normalized FFO available to common stockholders	$888,741	$723,648	$3,563,951	$2,836,602
Normalized FFO allocable to dilutive noncontrolling interests	2,209	1,386	6,611	5,552
Diluted Normalized FFO	$890,950	$725,034	$3,570,562	$2,842,154

FFO per common share:
Basic	$1.03	$0.98	$4.02	$4.08
Diluted	$1.02	$0.98	$4.01	$4.07
Normalized FFO per common share:
Basic	$1.01	$1.00	$4.13	$4.10
Diluted	$1.01	$1.00	$4.12	$4.09
Distributions paid to common stockholders	$691,861	$556,114	$2,691,719	$2,111,793
FFO available to common stockholders in excess of distributions paid to common stockholders	$206,056	$157,602	$775,940	$710,345
Normalized FFO available to common stockholders in excess of distributions paid to common stockholders	$196,880	$167,534	$872,232	$724,809
Weighted average number of common shares used for FFO and Normalized FFO:
Basic	875,710	724,598	862,959	692,298
Diluted	879,649	726,859	865,842	694,819
(1)For the three months ended December 31, 2024, merger, transaction, and other costs, net primarily consists of a $13.1 million adjustment to transfer taxes related to the Spirit merger and $3.9 million of organization costs related to the private fund. For the year ended December 31, 2024, merger, transaction, and other costs, net primarily consists of $86.7 million of transaction and integration-related costs related to the Spirit merger, $5.1 million related to the lease termination of a legacy corporate facility, and $4.5 million of organization costs related to the private fund.

ADJUSTED FUNDS FROM OPERATIONS (AFFO)
(in thousands, except per share amounts) (unaudited)

AFFO is a non-GAAP financial measure. Please see the Glossary for our definition and an explanation of how we utilize this metric. Certain prior period amounts have been reclassified to conform to the current period presentation. These reclassifications had no impact on previously reported AFFO.

	Three months ended December 31,		Years ended December 31,
	2024	2023	2024	2023
Net income available to common stockholders	$199,612	$218,405	$847,893	$872,309
Cumulative adjustments to calculate Normalized FFO (1)	689,129	505,243	2,716,058	1,964,293
Normalized FFO available to common stockholders	888,741	723,648	3,563,951	2,836,602
Excess of redemption value over carrying value of preferred shares redeemed	—	—	5,116	—
Amortization of share-based compensation	9,821	6,073	32,741	26,227
Amortization of net debt discounts (premiums) and deferred financing costs	5,500	(10,127)	15,361	(44,568)
Amortization of acquired interest rate swap value (2)	3,710	—	13,935	—
Non-cash change in allowance for credit losses (3)	32,486	4,874	106,801	4,874
Leasing costs and commissions	(2,661)	(3,010)	(8,558)	(9,878)
Recurring capital expenditures	(199)	(141)	(402)	(331)
Straight-line rent and expenses, net	(35,510)	(27,891)	(171,887)	(141,130)
Amortization of above and below-market leases, net	14,817	17,134	55,870	79,101
Deferred tax expense	3,552	—	3,552	—
Proportionate share of adjustments for unconsolidated entities	(308)	932	(2,078)	932
Other adjustments (4)	1,971	19,542	7,035	23,041
AFFO available to common stockholders	$921,920	$731,034	$3,621,437	$2,774,870
AFFO allocable to dilutive noncontrolling interests	2,186	1,370	6,599	5,540
Diluted AFFO	$924,106	$732,404	$3,628,036	$2,780,410
AFFO per common share:
Basic	$1.05	$1.01	$4.20	$4.01
Diluted	$1.05	$1.01	$4.19	$4.00
Distributions paid to common stockholders	$691,861	$556,114	$2,691,719	$2,111,793
AFFO available to common stockholders in excess of distributions paid to common stockholders	$230,059	$174,920	$929,718	$663,077
Weighted average number of common shares used for AFFO:
Basic	875,710	724,598	862,959	692,298
Diluted	879,649	726,859	865,842	694,819
(1)See Normalized FFO calculations on page 9 for reconciling items.
(2)Includes the amortization of the purchase price allocated to interest rate swaps acquired in the Spirit merger.
(3)Credit losses primarily relate to the impairment of financing receivables.
(4)Includes non-cash foreign currency losses (gains) from remeasurement to USD, mark-to-market adjustments on investments and derivatives that are non-cash in nature, straight-line payments from cross-currency swaps, obligations related to financing lease liabilities, adjustments allocable to noncontrolling interests, and gains and losses on the sale of loans receivable.

HISTORICAL FFO AND AFFO
(in thousands, except per share amounts) (unaudited)

For the three months ended December 31,	2024	2023	2022	2021	2020
Net income available to common stockholders	$199,612	$218,405	$227,265	$4,041	$117,931
Depreciation and amortization, net of furniture, fixtures and equipment	605,719	475,273	437,638	332,877	174,888
Provisions for impairment of real estate	110,480	22,407	9,481	7,990	23,790
Gain on sales of real estate	(24,985)	(5,992)	(9,346)	(20,402)	(22,667)
Proportionate share of adjustments for unconsolidated entities	8,418	4,670	—	1,931	—
FFO adjustments allocable to noncontrolling interests	(1,327)	(1,047)	(530)	(274)	(242)
FFO available to common stockholders	$897,917	$713,716	$664,508	$326,163	$293,700
Merger, transaction, and other costs, net	(9,176)	9,932	903	137,332	—
Normalized FFO available to common stockholders	$888,741	$723,648	$665,411	$463,495	$293,700
FFO per diluted share	$1.02	$0.98	$1.05	$0.63	$0.83
Normalized FFO per diluted share	$1.01	$1.00	$1.05	$0.89	$0.83
AFFO available to common stockholders	$921,920	$731,034	$633,967	$486,047	$297,654
AFFO per diluted share	$1.05	$1.01	$1.00	$0.94	$0.84
Cash dividends paid per common share	$0.7905	$0.7680	$0.7440	$0.7180	$0.7020
Weighted average diluted shares outstanding - FFO, Normalized FFO and AFFO	879,649	726,859	635,637	519,438	355,051

For the year ended December 31,	2024	2023	2022	2021	2020
Net income available to common stockholders	$847,893	$872,309	$869,408	$359,456	$395,486
Depreciation and amortization, net of furniture, fixtures and equipment	2,392,787	1,892,938	1,668,375	896,809	676,450
Provisions for impairment of real estate	319,032	82,208	25,860	38,967	147,232
Gain on sales of real estate	(117,275)	(25,667)	(102,957)	(55,798)	(76,232)
Proportionate share of adjustments for unconsolidated entities	29,124	4,205	12,812	1,931	—
FFO adjustments allocable to noncontrolling interests	(3,902)	(3,855)	(1,605)	(785)	(817)
FFO available to common stockholders	$3,467,659	$2,822,138	$2,471,893	$1,240,580	$1,142,119
Merger, transaction, and other costs, net	96,292	14,464	13,897	167,413	—
Normalized FFO available to common stockholders	$3,563,951	$2,836,602	$2,485,790	$1,407,993	$1,142,119
FFO per diluted share	$4.01	$4.07	$4.04	$2.99	$3.31
Normalized FFO per diluted share	$4.12	$4.09	$4.06	$3.39	$3.31
AFFO available to common stockholders	$3,621,437	$2,774,870	$2,401,359	$1,488,753	$1,172,626
AFFO per diluted share	$4.19	$4.00	$3.92	$3.59	$3.39
Cash dividends paid per common share	$3.1255	$3.0510	$2.9670	$2.8330	$2.7940
Weighted average diluted shares outstanding - FFO	865,842	694,819	613,473	414,770	345,878
Weighted average diluted shares outstanding - Normalized FFO and AFFO	865,842	694,819	613,473	415,270	345,878

ADJUSTED EBITDAre
(dollars in thousands) (unaudited)

Adjusted EBITDAre, Annualized Adjusted EBITDAre, Pro Forma Adjusted EBITDAre, Annualized Pro Forma Adjusted EBITDAre, Net Debt/Annualized Adjusted EBITDAre, and Net Debt/Annualized Pro Forma Adjusted EBITDAre are non-GAAP financial measures. Please see the Glossary for our definition and an explanation of how we utilize these metrics.

	Three months ended December 31,
	2024		2023
Net income	$201,350		$219,762
Interest	268,149		208,313
Income taxes	20,102		15,803
Depreciation and amortization	606,671		475,856
Provisions for impairment	142,966		27,281
Merger, transaction, and other costs, net	(9,176)		9,932
Gain on sales of real estate	(24,985)		(5,992)
Foreign currency and derivative (gain) loss, net	(535)		18,371
Proportionate share of adjustments from unconsolidated entities	18,991		14,983
Quarterly Adjusted EBITDAre	$1,223,533		$984,309
Annualized Adjusted EBITDAre (1)	$4,894,132		$3,937,236
Annualized Pro Forma Adjustments	$79,143		$74,919
Annualized Pro Forma Adjusted EBITDAre	$4,973,275		$4,012,155
Total debt per the consolidated balance sheet, excluding deferred financing costs and net premiums and discounts	$26,510,798		$21,480,869
Proportionate share of unconsolidated entities debt, excluding deferred financing costs	659,190		659,190
Less: Cash and cash equivalents	(444,962)		(232,923)
Net Debt (2)	$26,725,026		$21,907,136
Net Debt/Annualized Adjusted EBITDAre	5.5	x	5.6	x
Net Debt/Annualized Pro Forma Adjusted EBITDAre	5.4	x	5.5	x
(1) We calculate Annualized Adjusted EBITDAre by multiplying the Quarterly Adjusted EBITDAre by four.
(2) Net Debt is total debt per our consolidated balance sheets, excluding deferred financing costs and net premiums and discounts, but including our proportionate share of debt from unconsolidated entities, less cash and cash equivalents.

The Annualized Pro Forma Adjustments, which include transaction accounting adjustments in accordance with U.S GAAP, consist of adjustments to incorporate Adjusted EBITDAre from investments we acquired or stabilized during the applicable quarter and remove Adjusted EBITDAre from investments we disposed of during the applicable quarter, giving pro forma effect to all transactions as if they occurred at the beginning of the applicable period. Our calculation includes all adjustments consistent with the requirements to present Adjusted EBITDAre on a pro forma basis in accordance with Article 11 of Regulation S-X. The Annualized Pro Forma Adjustments are consistent with the debt service coverage ratio calculated under financial covenants for our senior unsecured notes. The following table summarizes our Annualized Pro Forma Adjustments related to our Annualized Pro Forma Adjusted EBITDAre calculation for the periods indicated below (in thousands):

	Three months ended December 31,
	2024	2023
Annualized pro forma adjustments from investments acquired or stabilized	$82,848	$77,012
Annualized pro forma adjustments from investments disposed	(3,705)	(2,093)
Annualized Pro Forma Adjustments	$79,143	$74,919

Adjusted Free Cash Flow
(in thousands) (unaudited)

Adjusted Free Cash Flow is a non-GAAP financial measure. Please see the Glossary for our definition and an explanation of how we utilize this metric.

	Years ended December 31,
	2024	2023
Net cash provided by operating activities	$3,573,276	$2,958,769
Non-recurring capital expenditures	(113,786)	(49,701)
Distributions paid to common stockholders	(2,691,719)	(2,111,793)
Distributions paid to preferred stockholders	(7,763)	—
Merger, transaction, and other costs, net (1)	71,541	14,464
Increase in net working capital	(30,689)	(174,007)
Lease termination fees	(21,062)	(5,016)
Adjusted Free Cash Flow	$779,798	$632,716
(1) Excludes share-based compensation costs recognized in merger, transaction, and other costs, net.

CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts) (unaudited)

	December 31, 2024	December 31, 2023
ASSETS
Real estate held for investment, at cost:
Land	$17,320,520	$14,929,310
Buildings and improvements	40,974,535	34,657,094
Total real estate held for investment, at cost	58,295,055	49,586,404
Less accumulated depreciation and amortization	(7,381,083)	(6,072,118)
Real estate held for investment, net	50,913,972	43,514,286
Real estate and lease intangibles held for sale, net	94,979	31,466
Cash and cash equivalents	444,962	232,923
Accounts receivable, net	877,668	710,536
Lease intangible assets, net	6,322,992	5,017,907
Goodwill	4,932,199	3,731,478
Investment in unconsolidated entities	1,229,699	1,172,118
Other assets, net	4,018,568	3,368,643
Total assets	$68,835,039	$57,779,357

LIABILITIES AND EQUITY
Distributions payable	$238,045	$195,222
Accounts payable and accrued expenses	759,416	738,526
Lease intangible liabilities, net	1,635,770	1,406,853
Other liabilities	923,128	811,650
Line of credit payable and commercial paper	1,130,201	764,390
Term loans, net	2,358,417	1,331,841
Mortgages payable, net	80,784	821,587
Notes payable, net	22,657,592	18,602,319
Total liabilities	$29,783,353	$24,672,388
Stockholders’ equity:
Common stock and paid in capital, par value $0.01 per share, 1,300,000 shares authorized, 891,511 and 752,460 shares issued and outstanding as of December 31, 2024 and 2023, respectively	$47,451,068	$39,629,709
Distributions in excess of net income	(8,648,559)	(6,762,136)
Accumulated other comprehensive income	38,229	73,894
Total stockholders’ equity	$38,840,738	$32,941,467
Noncontrolling interests	210,948	165,502
Total equity	$39,051,686	$33,106,969
Total liabilities and equity	$68,835,039	$57,779,357

GLOSSARY
Adjusted EBITDAre, The National Association of Real Estate Investment Trusts (Nareit) established an EBITDA metric for real estate companies (i.e., EBITDA for real estate, or EBITDAre) it believed would provide investors with a consistent measure to help make investment decisions among certain REITs. Our definition of “Adjusted EBITDAre” is generally consistent with the Nareit definition, other than our adjustment to remove foreign currency and derivative gain and loss and merger, transaction, and other costs, net. We define Adjusted EBITDAre, a non-GAAP financial measure, for the most recent quarter as earnings (net income) before (i) interest expense, (ii) income taxes, (iii) depreciation and amortization, (iv) provisions for impairment, (v) merger, transaction, and other costs, net, (vi) gain on sales of real estate, (vii) foreign currency and derivative gain and loss, net, and (viii) our proportionate share of adjustments from unconsolidated entities. Our Adjusted EBITDAre may not be comparable to Adjusted EBITDAre reported by other companies or as defined by Nareit, and other companies may interpret or define Adjusted EBITDAre differently than we do. Management believes Adjusted EBITDAre to be a meaningful measure of a REIT’s performance because it provides a view of our operating performance, analyzes our ability to meet interest payment obligations before the effects of income tax, depreciation and amortization expense, provisions for impairment, gain on sales of real estate and other items, as defined above, that affect comparability, including the removal of non-recurring and non-cash items that industry observers believe are less relevant to evaluating the operating performance of a company. In addition, EBITDAre is widely followed by industry analysts, lenders, investors, rating agencies, and others as a means of evaluating the operational cash generating capacity of a company prior to servicing debt obligations. Management also believes the use of an annualized quarterly Adjusted EBITDAre metric is meaningful because it represents our current earnings run rate for the period presented. The ratio of our total debt to our annualized quarterly Adjusted EBITDAre is also used to determine vesting of performance share awards granted to our executive officers. Adjusted EBITDAre should be considered along with, but not as an alternative to, net income as a measure of our operating performance.
Adjusted Free Cash Flow, a non-GAAP financial measure, is defined as net cash provided by operating activities, excluding merger, transaction, and other costs, net, changes in net working capital and lease termination fees, less non-recurring capital expenditures and dividends paid. We believe adjusted free cash flow to be a useful liquidity measure for us and our investors by helping to evaluate our ability to generate cash beyond what is needed to fund capital expenditures, debt service and other obligations. Notwithstanding cash on hand and incremental borrowing capacity, adjusted free cash flow reflects our ability to grow our business through investments and acquisitions, as well as our ability to return cash to shareholders through dividends. Adjusted free cash flow is not considered under generally accepted accounting principles to be a primary measure of an entity’s residual cash flow available for discretionary spending, and accordingly should not be considered an alternative to operating income, net income, or amounts shown in our consolidated statements of cash flows.
Adjusted Funds From Operations (AFFO), a non-GAAP financial measure, is defined as FFO adjusted for unique revenue and expense items, which we believe are not as pertinent to the measurement of our ongoing operating performance. Most companies in our industry use a similar measurement to AFFO, but they may use the term "CAD" (for Cash Available for Distribution) or "FAD" (for Funds Available for Distribution). We believe AFFO provides useful information to investors because it is a widely accepted industry measure of the operating performance of real estate companies used by the investment community. In particular, AFFO provides an additional measure to compare the operating performance of different REITs without having to account for differing depreciation assumptions and other unique revenue and expense items which are not pertinent to measuring a particular company’s ongoing operating performance. Therefore, we believe that AFFO is an appropriate supplemental performance metric, and that the most appropriate GAAP performance metric to which AFFO should be reconciled is net income available to common stockholders.
Annualized Adjusted EBITDAre, a non-GAAP financial measure, is calculated by annualizing Adjusted EBITDAre.
Annualized Contractual Rent of our acquisitions and properties under development is the monthly aggregate cash amount charged to clients, inclusive of monthly base rent receivables, as of the balance sheet date, multiplied by 12, excluding percentage rent, interest income on loans and preferred equity investments, and including our pro rata share of such revenues from properties owned by unconsolidated joint ventures. We believe total annualized contractual rent is a useful supplemental operating measure, as it excludes entities that were no longer owned at the balance sheet date and includes the annualized rent from properties acquired during the quarter. Total annualized contractual rent has not been reduced to reflect reserves recorded as reductions to GAAP rental revenue in the periods presented.
Annualized Pro Forma Adjusted EBITDAre, a non-GAAP financial measure, is defined as Adjusted EBITDAre, which includes transaction accounting adjustments in accordance with U.S. GAAP, consists of adjustments to incorporate Adjusted EBITDAre from investments we acquired or stabilized during the applicable quarter and removes Adjusted EBITDAre from investments we disposed of during the applicable quarter, giving pro forma effect to all transactions as if they occurred at the beginning of the applicable quarter. Our calculation includes all adjustments consistent with the requirements to present Adjusted EBITDAre on a pro forma basis in accordance with Article 11 of Regulation S-X. The annualized pro forma adjustments are consistent with the debt service coverage ratio calculated under financial covenants for our senior unsecured notes and bonds.
Cash Income represents expected rent for real estate acquisitions as well as rent to be received upon completion of the properties under development. For unconsolidated entities, this represents our pro rata share of the cash income. For loans receivable and preferred equity investments, this represents interest income and preferred dividend income, respectively.
Funds From Operations (FFO), a non-GAAP financial measure, consistent with the Nareit definition, is net income available to common stockholders, plus depreciation and amortization of real estate assets, plus provisions for impairments of depreciable real estate assets, and reduced by gain on property sales. Presentation of the information regarding FFO and AFFO is intended to assist the reader in comparing the operating performance of different REITs, although it should be noted that not all REITs calculate FFO and AFFO in the same way, so comparisons with other REITs may not be meaningful. FFO and AFFO should not be considered alternatives to reviewing our cash flows from operating, investing, and financing activities. In addition, FFO and AFFO should not be considered measures of liquidity, of our ability to make cash distributions, or of our ability to pay interest payments. We consider FFO to be an appropriate supplemental measure of a REIT’s operating performance as it is based on a net income analysis of property portfolio performance that adds back items such as depreciation and impairments for FFO. The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time. Since real estate values historically rise and fall with market conditions, presentations of operating results for a REIT using historical accounting for depreciation could be less informative. The use of FFO is recommended by the REIT industry as a supplemental performance measure. In addition, FFO is used as a measure of our compliance with the financial covenants of our credit facility.
Initial Weighted Average Cash Yield for acquisitions and properties under development is computed as Cash Income for the first twelve months following the acquisition date, divided by the total cost of the property (including all expenses borne by us), and includes our pro-rata share of Cash Income from unconsolidated joint ventures. Initial weighted average cash yield for loans receivable is computed using the Cash Income for the first twelve months following the acquisition date (based on interest rates in place as of the date of the acquisition), divided by the total cost of the investment.
Investment Grade Clients are our clients with a credit rating, and our clients that are subsidiaries or affiliates of companies with a credit rating, as of the balance sheet date, of Baa3/BBB- or higher from one of the three major rating agencies (Moody’s/S&P/Fitch).
Net Debt/Annualized Adjusted EBITDAre, a ratio used by management as a measure of leverage, is calculated as net debt (which we define as total debt per our consolidated balance sheet, excluding deferred financing costs and net premiums and discounts, but including our proportionate share of debt from unconsolidated entities, less cash and cash equivalents), divided by Annualized Adjusted EBITDAre.

Net Debt/Annualized Pro Forma Adjusted EBITDAre, a ratio used by management as a measure of leverage, is calculated as net debt (which we define as total debt per our consolidated balance sheet, excluding deferred financing costs and net premiums and discounts, but including our proportionate share of debt from unconsolidated entities, less cash and cash equivalents), divided by Annualized Pro Forma Adjusted EBITDAre.
Normalized Funds from Operations Available to Common Stockholders (Normalized FFO), a non-GAAP financial measure, is FFO excluding merger, transaction, and other costs, net.
Same Store Pool, for purposes of determining the properties used to calculate our same store rental revenue, includes all properties that we owned for the entire year-to-date period, for both the current and prior year except for properties during the current or prior year that were: (i) vacant at any time,(ii) under development or redevelopment, or (iii) involved in eminent domain and rent was reduced.
Same Store Rental Revenue excludes straight-line rent, the amortization of above and below-market leases, and reimbursements from clients for recoverable real estate taxes and operating expenses. For purposes of comparability, same store rental revenue is presented on a constant currency basis by applying the exchange rate as of the balance sheet date to base currency rental revenue.